Exhibit 23.3

INPUT

10790 Parkridge Boulevard

Suite 200

Reston, VA 20191

Tel (703) 707-3500

Fax (703) 707-6201

www.input.com

September 1, 2005

Steve,

INPUT authorizes Legg Mason permission to use both verbal and written information received from INPUT in NCI S-1 filing with the SEC.

Regards,

/s/ Sue Grothoff

Sue Grothoff

Executive Account Manager

INPUT

10790 Parkridge Blvd.

Reston, VA

sgrothoff@input.com

703-707-3625